                                                                   EXHIBIT 10.12





                        ASSET PURCHASE AND SALE AGREEMENT


                                     BETWEEN
                           CERTAIN OF THE SUBSIDIARIES
                                       OF
                         ARCH COMMUNICATIONS GROUP, INC.
                                   AS SELLERS

                                       AND

                                OMNIAMERICA, INC.
                                    AS BUYER



                                 APRIL 10, 1998

                                TABLE OF CONTENTS
                                -----------------



1. DEFINITIONS____________________________________________________________________________________________________1

2. BASIC TRANSACTION______________________________________________________________________________________________9

3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS_________________________________________________________________12

4. REPRESENTATIONS AND WARRANTIES OF THE BUYER___________________________________________________________________17

5. PRE-CLOSING COVENANTS_________________________________________________________________________________________18

6. POST-CLOSING COVENANTS________________________________________________________________________________________21

7. CONDITIONS TO OBLIGATION TO CLOSE_____________________________________________________________________________22

8. INDEMNIFICATION_______________________________________________________________________________________________26

9. TERMINATION___________________________________________________________________________________________________29

10. MISCELLANEOUS________________________________________________________________________________________________29



Exhibit A         List of Leased Sites
Exhibit B         List of Owned Sites
Exhibit C         Defects as of the Date of Agreement
Exhibit D         Master Tower Space Lease
Exhibit E         Site Lease
Exhibit E-1       Sites where the relevant Seller will enter a Site Lease with the Buyer
Exhibit F         Site Sublease
Exhibit F-1       Sites where the relevant Seller will enter a Site Sublease with the Buyer
Exhibit G         Allocation Schedule
Exhibit H         Financial Information
Exhibit I         Schedule of Repurchase Options
Exhibit J         Form of Opinion of Counsel to the Sellers
Exhibit K         Form of Noncompetition Agreement
Exhibit L         Form of Opinion of Counsel to the Buyer
Disclosure Schedule

                        ASSET PURCHASE AND SALE AGREEMENT


         Agreement entered into as of April 10, 1998, by and between OmniAmerica, Inc., a Delaware corporation (the "Buyer"), and certain wholly-owned subsidiaries of Arch Communications Group, Inc., a Delaware corporation ("ACG") which own or lease or manage the communications facility sites included in the Acquired Assets, which subsidiaries are identified on the signature pages of this Agreement. Such subsidiaries are referred to collectively herein as the "Sellers", and each individually as a "Seller". The Buyer and the Sellers are referred to collectively herein as the "Parties".

                                 R E C I T A L S

         A. The Sellers operate communications facilities consisting of communications towers or roof-mounted antenna mounts and tower supporting systems, electric power facilities, equipment shelter buildings and related equipment and facilities.

         B. The Sellers (i) utilize their communications facilities to operate transmitters/antennas in connection with their wireless messaging businesses and
(ii) lease space on the communications facilities to third parties which have a need for transmitters/antenna locations.

         C. The Sellers are willing to sell and assign their interests in the communications facilities identified in this Agreement to the Buyer, and the Buyer is willing to pay for, and acquire such facilities, upon the terms and conditions herein set forth.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1. DEFINITIONS.

         "ACG" has the meaning set forth in the preamble above.

         "Acquired Assets" means all of the right, title, and interest that the Sellers possess in and to the following assets:

                  (i) the communications Sites leased by the Sellers pursuant to ground or rooftop leases, held by Sellers pursuant to easements or (with respect to three Sites) which will be leased by a Seller to the Buyer, all of which are listed on Exhibit A; except for Sites identified in Exhibit A as Managed Sites, at each Site on Exhibit A, the relevant Seller leases the land (or rooftop space), or holds an easement for the land and owns the communications tower and equipment necessary to operate the tower, or (with respect to three Sites) the relevant Seller owns the fee interest. At "Managed Sites" the relevant Sellers lease the land and/or lease or manage the communications tower and related equipment. All Sites listed on Exhibit A are referred to herein as the "Leased Sites".

                  (ii) the communications Sites listed on Exhibit B, which are owned by the Sellers; such Sites are referred to herein as the "Owned Sites".

                  For each Site "Acquired Assets" includes:

                  (i) all communications towers, equipment shelter buildings, guy wires and other support structures related to a tower located at the Site, electrical wiring from the local utility connection point to such Site, electric meters owned by the Seller at the Site which measure electricity either to the tower only or jointly to the tower, and other equipment, fixtures and fittings owned by a Seller related to the operation of a Site; provided that at Managed Sites, such equipment is leased and not owned;

                  (ii) emergency generators owned by the Sellers and located at a Site if (and only if) such generators are presently wired so as to provide back-up power to the tower structure at such Site (as contrasted with generators used to provide back-up power only to the Sellers' transmitters and antennas), except that the emergency generator at the 10860 Hickman Road, Des Moines, Iowa Site is excluded from the Acquired Assets;

                  (iii) with respect to each of the Owned Sites, fee simple title to the real property at such Site, together with any buildings and improvements located at such Site that are deemed real property and together with the right to the use of any easement, right-of-way and other rights appurtenant to each Owned Site for purposes of access to the Site and any other purposes;

                  (iv) with respect to each of the Leased Sites, all of the tenant's rights and interest under the lease, easement or management agreement pursuant to which the Seller holds the Leased Site (including, with respect to each of the Managed Sites, the Seller's interest in any equipment leased in connection therewith);

                  (v) fences, gates, locks and keys and similar items related to each Site to the extent owned by a Seller;

                  (vi) all permits, licenses, registrations and approvals owned by or granted to the Sellers by any federal, state or local governmental entity or other jurisdiction or instrumentality and related to (or necessary for) the ownership and operation of a Site (other than FCC authorizations for operation of specific equipment on specified frequencies at a Site, which will be retained by each Seller), including, without limitation, the antenna structure registration required by 47 C.F.R. Part 17.4 (1996); and any pending applications for any new or modified registrations, approvals, licenses or permits pending on the Closing Date, including, without limitation, those items identified in Section 3(k) of the Disclosure Schedule;

                  (vii) each Seller's respective rights and interest under tower space leases or license agreements pursuant to which third parties (other than Sellers or affiliates of Sellers) lease antenna space at any Site for the operation of a communications facility at such Site;

                  (viii) any security or similar deposits or unearned prepaid rent held by Sellers pursuant to tower space leases or license agreements with third parties at any Site;

                  (ix) all rights and interest of Sellers in and to all contracts, agreements, understandings, options, commitments, personal property leases, product warranty agreements and service agreements relating to the Owned Sites and the Leased Sites and the towers (collectively the "Contracts") including, without limitation, those of the foregoing listed on

Section 3(r) of the Disclosure Schedule, but in each case only to the extent such Contracts are chosen to be included in the Acquired Assets by the Buyer;

                  (x) all records relating to the Owned Sites, the Leased Sites and the towers and the maintenance thereof, including, but not limited to, all engineering data, logs, consultants' reports and correspondence used or held for use in the operation of the Owned Sites, the Leased Sites and the towers or necessary or desirable to show compliance with any law or regulation applicable to the Owned Sites, the Leased Sites, the towers or the operation of the towers or relating to the ownership, use, maintenance or repair of any of the Acquired Assets and not pertaining solely to Sellers' internal corporate affairs or their other interests (including their wireless messaging businesses), it being understood that Sellers shall have the right to retain copies of any such records necessary for the operation of their business and filing of tax papers after the Closing Date; and

                  (xi) all of the other tangible and intangible property and rights that are owned by Sellers and used principally in connection with the Owned Sites, the Leased Sites and the towers.

         The Acquired Assets shall not include the following ("Excluded
Assets"):

                  (i) any FCC authorizations for the operation of specific equipment on specified frequencies at any Leased Site or Owned Site;

                  (ii) any transmitter, antenna, cabling, wiring, accessions, devices or equipment related to the operation of transmitters and antennas which is used to operate a broadcast facility at a Site;

                  (iii) any Cash, accounts receivable or deposits made by Sellers with any third parties related to any Site; provided that there shall be included in the Acquired Assets any accounts receivable or cash received by Sellers related to occupancy by third parties of space on any Site during periods after the Closing Date;

                  (iv) any generator located at a Site which is wired to provide back-up power only to the transmitters and antennas at such Site, and the emergency generation at 10860 Hickman Road, Des Moines, Iowa; and

                  (v) any electric meters owned by a Seller at a Site where the meter exclusively measures electric power provided to Seller's antennas and transmitters.

         "Adjusted Purchase Price" has the meaning set forth in Section 2(d) below.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504 or any similar group defined under a similar provision of state, local, or foreign law.

         "Annualized Operating Cash Flow" means the annualized Arch Rent Revenues and Third-Party Rent Revenues derived from tenants for which the Sellers have written or oral leases or licenses for the Sites as set forth in Exhibit H1, minus annualized land lease expense, utilities, maintenance and managed site expenses of the Sites as set forth on Exhibit H1.

         "Arch Towers Business" means Sellers' operation of the Sites as communications facilities for the leasing of tower space to third parties for such third parties' operation of communications facilities, or the use of tower space by the Sellers for operation of their wireless messaging Business.

         "Assumed Liabilities" means all liabilities and obligations of the Sellers related to the Acquired Assets under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets and included in the Disclosure Schedule (including leases pursuant to which the Sellers hold Leased Sites), to the extent such liabilities and obligations relate to or arise during periods after the Effective Time; provided, however, that the Assumed Liabilities shall not include:

                  (i) any liability or obligation of the Sellers under this Agreement (or under any side agreement between the Sellers on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement);

                  (ii) any claims, liabilities, losses, damages or expenses relating to Sellers' operation of their wireless messaging business;

                  (iii) any claims, liabilities, losses, damages or expenses relating to any litigation, proceeding or investigation of any nature arising out of the Owned Sites, the Leased Sites or the operation of the towers by Sellers, including, without limitation, any claims against or any liabilities for injury to or death of persons or damage to or destruction of property, any workers' compensation claims, and any warranty claims;

                  (iv) tax liabilities of any and all kinds (federal, state, local and foreign) of Sellers or their Affiliates or their Affiliated Group, including, without limitation, taxes with respect to the Acquired Assets, any liabilities for taxes on or measured by income, liabilities for withheld federal and state income and employee F.I.C.A. (Federal Insurance Contribution Act) or employer F.I.C.A. and liabilities for income taxes arising as a result of the transfer of the transferred assets or otherwise by virtue of the consummation of the transactions contemplated hereby except for taxes for the period after the Closing Date to be prorated as specifically set forth in Section 2(d)(ii) of this Agreement, and except that sales taxes arising by reason of the transactions contemplated by this Agreement shall be payable as provided in
Section 10(l);

                  (v) any liabilities of Sellers or their Affiliates or members of their Affiliated Group as an employer, including, without limitation, liabilities for wages, supplemental unemployment benefits, vacation benefits, severance benefits, retirement benefits, COBRA benefits, FAMLA benefits, WARN obligations and liabilities, or any other employee benefits, withholding tax liabilities, workers' compensation, or unemployment compensation benefits or premiums, hospitalization or medical claims, occupational disease or disability claims or other claims attributable in whole or in part to employment by Sellers or arising out of any labor matter;

                  (vi) any accounts payable or other indebtedness of Sellers or their Affiliates or obligations to any persons who have lent money to Sellers;

                  (vii) any liabilities or obligations resulting from the failure to comply with any environmental protection, health or safety laws or regulations or resulting from the generation, storage, treatment, transportation, handling, disposal, release of hazardous substances, solid wastes, and liquid and gaseous matters by Sellers or their Affiliates and by any other person in relation to Sellers or their Affiliates, including, without limitation, any liability or obligation for cleaning up waste disposal sites (provided that the exclusion of liabilities described in this clause (vii) from the definition of "Assumed Liabilities" shall not relieve the Buyer from such liabilities arising from such activities at the Sites after the Closing); or

                  (viii) any fees and expenses incurred by Sellers in connection with negotiating, preparing, closing and carrying out this Agreement and the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of Sellers' attorneys, accountants and consultants.

         "Base Purchase Price" has the meaning set forth in Section 2(d) below.

         "Buyer" has the meaning set forth in the preface above.

         "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         "Closing" has the meaning set forth in Section 2(e) below.

         "Closing Date" has the meaning set forth in Section 2(e) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" means any information concerning the businesses and affairs of the Arch Towers Business or the Sellers that is not already generally available to the public.

         "Defects" means any of the following, unless any such item is a Permitted Encumbrance:

                  (i) defects in title to any Sites;

                  (ii) with respect to Leased Sites, a lease, management agreement or easement which has expired prior to the Closing Date or will expire prior to December 31, 1998 and has not been renewed or extended (unless prior to the Closing such lease, management agreement or easement shall have been renewed or extended in a manner reasonably acceptable to the Buyer);

                  (iii) with respect to Leased Sites, a lease, management agreement or easement wherein the term has expired and the relevant Seller does not have written evidence of exercise (or confirmation of exercise) of an extension or renewal right contained in the Lease (unless prior to the Closing the Seller provides to the Buyer written evidence of renewal or extension of such lease, management agreement or easement reasonably acceptable to the Buyer);

                  (iv) with respect to Leased Sites, a lease, management agreement or easement pursuant to which a Seller holds the Site which is oral or invalid (unless prior to the Closing the Seller provides written evidence of such agreement signed by the lessor or grantor, reasonably acceptable to the Buyer);

                  (v) with respect to Leased Sites, leases, management agreements or easements in which the description of the premises is missing or so ambiguous as to make it extremely difficult to tell whether the premises consist of land, a rooftop or a tower (unless prior to the Closing the Sellers provide written clarification of such ambiguity signed by the lessor or grantor, reasonably acceptable to the Buyer);

                  (vi) encroachments of any portion of the improvements (including guy wires and anchors) on any Site beyond the boundaries of such Site or similar problems revealed by a survey of a Site meeting the minimum standard detail requirements for ALTA/ACSM Land Title Surveys (unless prior to the Closing the Sellers provide written evidence of correction of such encroachment reasonably acceptable to the Buyer);

                  (vii) violations of zoning or other Laws or failure to receive, prior to the Closing, a zoning compliance letter in respect of any Site for which such a letter has been requested within twenty days after the date hereof;

                  (viii) Sites which are subject to the threat or expectation of condemnation or taking by eminent domain;

                  (ix) restrictions on the use of any Site which prevent the use of such Site as a communications facility with a tower in its present or a substantially similar configuration (unless prior to the Closing such restrictions are modified or amended so as to permit the use of the affected Site as a communications facility in its present or a substantially similar configuration); and

                  (x) Sites requiring easements that are unrecorded;

                  (xi) Managed Sites where the Buyer's rights would be unclear with respect to successors to the underlying property;

                  (xii) Sites which are in material violation of Environmental, Health and Safety Requirements;

                  (xiii) Sites identified on Exhibit C as having specific miscellaneous problems until the specified issue is resolved (e.g. pending litigation, missing documentation, etc.); and

                  (xiv) Leased Sites (other than those which the Sellers hold pursuant to recorded easements) for which the applicable landlord fails or refuses to provide a consent (if required) or an estoppel certificate to the Buyer prior to the Closing; provided that if the Buyer has received estoppel certificates (including estoppels which are part of consents) from landlords of Leased Sites representing 90% of the Adjusted Operating Cash Flow of all Leased Sites, the Buyer shall waive any Defect arising from the failure to obtain estoppel certificates from the remaining 10% of such Leased Site landlords.

         Exhibit C identifies Sites which have Defects of which the Buyer is aware as of the date of this Agreement, based on the Buyer's review of documentation related to the Sites. The listing on Exhibit C does not preclude the Buyer from identifying additional Defects during the course of obtaining title commitments, surveys, consents, estoppel certificates and environmental assessments in respect of Sites.

         "Disclosure Schedule" has the meaning set forth in Section 3 below.

         "Effective Time" means 12:01 a.m. on the Closing Date.

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

         "FAA" means the Federal Aviation Administration.

         "FCC" means the Federal Communications Commission.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Party" has the meaning set forth in Section 8(d) below.

         "Indemnifying Party" has the meaning set forth in Section 8(d) below.

         "Initial Closing Date" has the meaning set forth in Section 2(e) below.

         "Knowledge" means actual knowledge. When used in reference to Sellers, Knowledge means the actual knowledge of Paul H. Kuzia and/or Robert B. Alperin after such persons have made inquiry of those management personnel in the Sellers' organization responsible for administration and management of the Arch Towers Business as a whole.

         "Laws" means statutes, laws, rules, regulations, codes, judgments, orders, decrees and rulings thereunder of federal, state and local governments and agencies thereof.

         "Master Tower Space Lease" means the tower space lease substantially in the form annexed hereto as Exhibit D.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "Permitted Encumbrances" means (i) taxes and assessments, both general and special, which are a lien but not yet due and payable; (ii) the existence of tower space leases or license agreements pursuant to which space for transmitting facilities is leased or licensed to third-party tenants that are identified in Section 3(l) of the Disclosure Schedule; (iii) matters described in clauses (i), (v), (vi), (vii), (viii), (x), (xi) and (xiii) of the definition of "Defects", that could not reasonably be expected to impair materially the use or operation of any Site or any tower as a communications facility in its present configuration or in a substantially similar configuration.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Second Closing Date" has the meaning set forth in Section 2(e) below.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar inchoate liens arising between the date of performance of services and the date when payment is due, provided such payments are made in full at or prior to the Closing by the party which requested the service, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, and (c) purchase money and similar liens arising between the date of acquisition of assets and the date of payment, provided such payments are made in full at or prior to the Closing by the party which acquired the goods.

         "Seller" or "Sellers" has the meaning set forth in the preface above.

         "Site" means either a Leased Site or an Owned Site.

         "Site Lease" means a lease substantially in the form of Exhibit E, which will be entered by the relevant Seller and the Buyer for each Site listed on Exhibit E-1.

         "Site Sublease" means a sublease substantially in the form of Exhibit F, which will be entered by the relevant Seller and the Buyer for each Site listed on Exhibit F-1.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Third Party Claim" has the meaning set forth in Section 8(d) below.

         "Tower Space Lease" has the meaning set forth in Section 3(l) below.

         2. BASIC TRANSACTION.

                  (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2, free and clear of any Security Interest or Defect other than Defects which the Buyer elects to accept as herein provided. As provided in
Section 2(d)(iii), in the event that on the date which is five business days prior to the Initial Closing Date there are Sites for which the Buyer has identified Defects which the Buyer is unwilling to accept and which Sellers have not cured (each a "Defect Site"), the Buyer shall not buy, and the Sellers shall not sell, such Sites, but as to Defect Sites a Second Closing will occur which is sixty days after the Initial Closing. References herein to the "Closing" or the "Closing Date" shall mean the closing which occurs on the Initial Closing Date or the Second Closing Date, as the context requires.

                  (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of the Sellers not included within the definition of Assumed Liabilities.

                  (c) Related Agreements. At the Closing the Buyer and the Sellers will enter (i) the Master Tower Site Lease, (ii) Site Subleases for each of the Sites indicated on Exhibit E-1 (unless the Buyer is able to negotiate a direct lease with the master lessor for the space required for the communications facility at such Site) and (iii) Site Leases for Sites owned by the Sellers which will be leased to the Buyer as indicated in Exhibit F-1.

                  (d) Purchase Price.

                           (i) The Buyer agrees to pay to the Sellers at the
Closing Thirty-eight Million Dollars ($38,000,000) (the "Base Purchase Price") adjusted as provided herein (as adjusted, the "Adjusted Purchase Price") by delivery of cash payable by wire transfer or other delivery of immediately available funds. In the event there are Defect Sites as of the date which is five business days prior to the Initial Closing Date, the portion of the Base Purchase Price payable on the Initial Closing Date shall be adjusted as provided in Section 2(d)(iii).

                           (ii) All income and expenses arising from the conduct
of the business and operations of the Arch Tower Business shall be prorated between the Buyer and the Sellers in accordance with generally accepted accounting principles as of the Effective Time and shall, except as otherwise expressly provided in this Agreement, be for the account of the Sellers up to the Effective Time and from and after the Effective Time shall be for the account of the Buyer. Such prorations shall include, without limitation, all ad valorem, real estate, tangible and intangible personal property and other property taxes (but excluding taxes arising by reason of the transfer of the Acquired Assets as contemplated hereby, which shall be paid as set forth in
Section 10(l) of this Agreement), business and license fees, other license fees (including any retroactive adjustments thereof), utility expenses, rents and similar prepaid and deferred items, and all other income and expenses attributable to the Sellers' operation of the business of leasing space to install and operate communications equipment at the Sites. In the case of the deposits or prepaid expenses of the Sellers held by third parties, the Sellers shall be entitled to an adjustment equal to the sum of all such deposits or prepaid expenses the benefit of which shall accrue to the Buyer following the Closing.

                           Any adjustments or prorations will, insofar as
feasible, be determined and paid on the Closing Date. Within sixty (60) days after the Closing Date, the Buyer shall deliver to the Sellers a certificate (the "Closing Certificate"), signed by a senior officer of the Buyer, providing a compilation of the adjustments and prorations to be made pursuant to this
Section 2(d)(ii), including any adjustments and prorations made at Closing, together with a copy of any working papers relating to such Closing Certificate and such other supporting evidence as the Sellers may reasonably request. If the Sellers conclude that the Closing Certificate does not accurately reflect the adjustments and prorations to be made pursuant to this Section 2(d)(ii), the Sellers shall, within thirty (30) days after receipt thereof, provide to the Buyer their written statement of any discrepancies believed to exist. The Sellers and the Buyer shall attempt jointly to resolve the discrepancies within fifteen (15) days after receipt of the Sellers' discrepancy statement, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or review. If the Sellers and the Buyer cannot resolve the discrepancies within such fifteen (15) day period, the Buyer and Sellers shall jointly designate a nationally known independent public accounting firm to be retained to review the Closing Certificate together with the Sellers' discrepancy statement and any other relevant documents. The cost of retaining such accounting firm shall be borne by the party found to be more in error. Such firm shall report its conclusions as to adjustments pursuant to this Section 2(d)(ii), which shall be conclusive and not subject to dispute or review. Once the Closing Certificate has been approved by both parties, if the Buyer shall have been determined to owe an amount to the Sellers, the Buyer shall within five (5) days of the date the Closing Certificate shall have been approved by both the Buyer and the Sellers pay such amount thereof to the Sellers, or if the Sellers shall have been determined to owe an amount to the Buyer, the Sellers shall within five (5) days of the date the Closing Certificate shall have been approved by both the Buyer and the Sellers pay such amount thereof to the Buyer.

                           (iii) In addition to the adjustments to the Base
Purchase Price made pursuant to Section 2(d)(ii) above, if any particular Site is, on the date which is five business days prior to the Closing Date, subject to any Security Interest or Defect, then, at the Buyer's election, such Site shall be dealt with as described in this clause (iii):

                                    (A) the Buyer may notify the Sellers that it
wishes to postpone the purchase of any such Site until the Second Closing Date, in which event the Base Purchase Price payable at the Initial Closing shall be reduced for each such Defect Site by an amount equal to the greater of (i) the product of 11.8 multiplied by the Annualized Operating Cash Flow for each Defect Site which the Buyer elects not to purchase at the Initial Closing or (ii) $100,000; or

                                    (B) the Buyer may notify the Sellers that it
wishes to include such Defect Site in the Acquired Assets on the Initial Closing Date, subject to the Sellers' indemnification for the Security Interest or Defect as provided in Section 8(g). If the Buyer elects to have such Defect Sites included in the Acquired Assets, the Buyer shall notify the Sellers not less than eight business days prior to the Initial Closing Date, and the Sellers shall thereupon indemnify the Buyer in respect of the identified Defects as provided in Section 8(g) unless the Sellers notify the Buyer in writing prior to the date which is five business days before the Initial Closing Date that they will not so indemnify the Buyer. If the Sellers elect not to indemnify the Buyer, the Buyer may then elect either to accept the Defect Sites without the Sellers' indemnification under Section 8(g) or postpone the purchase of such Defect Sites until the Second Closing, in which case the Base Purchase Price at the Initial Closing Date shall be reduced as provided in clause (a) of this subsection.

                           (iv) On the Second Closing Date, the Buyer shall
purchase any Sites which were Defect Sites as of the Initial Closing Date if the Defects attributable to such Sites have been cured to the Buyer's reasonable satisfaction not later than the five business days prior to the Second Closing Date. Notwithstanding any other provision contained in this Agreement, the Buyer shall not be obligated to acquire any Sites at the Initial Closing or the Second Closing unless any Defects for such Site have been cured to the Buyer's reasonable satisfaction. The purchase price in respect of each Site purchased at the Second Closing will be equal to the Base Purchase Price reduction made in respect of such Site at the Initial Closing.

                           (v) If on the date which is five business days prior
to the Second Closing Date any Defect Site continues to be subject to a Security Interest or an uncured Defect, then, at the Buyer's election:

                                    (A) the Buyer may notify the Sellers that it
wishes to exclude such Site from the Acquired Assets, in which event such Site shall not be transferred to the Buyer; or

                                    (B) the Buyer may notify the Sellers that it
wishes to include such Defect Site in the Acquired Assets on the Second Closing Date, subject to the Sellers' indemnifications for the Security Interest or Defect as provided in Section 8(g). If the Buyer elects to have such Defect Sites included in the Acquired Assets, the Buyer shall notify the Sellers not less than eight business days prior to the Second Closing Date, and the Sellers shall thereupon indemnify the Buyer in respect of the identified Defects as provided in Section 8(g) unless the Sellers notify the Buyer in writing prior to the date which is five business days prior to the Second Closing Date that they will not so indemnify the Buyer. If the Sellers elect not to indemnify the Buyer, the Buyer may then elect either to accept the Defect Sites without the Sellers' indemnification under Section 8(g) or not to acquire such Defect Sites.

                           The Parties shall have no further obligations to each
other in respect of Defect Sites which the Buyer elects not to acquire on the Second Closing Date. No further adjustment to the Base Purchase Price (in addition to the adjustment to the Base Purchase Price effected at the Initial Closing) shall be made in respect of Defect Sites which the Buyer elects not to acquire at the Second Closing.

                  (e) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on June 30, 1998 (the "Initial Closing Date") at the offices of Thompson, Hine & Flory, 3900 Key Center, Cleveland, Ohio 44114, commencing at 9:00 a.m. local time, provided the conditions identified in Section 7 below have been satisfied (except for conditions to be satisfied at the Closing) on or before such date. A second Closing will be held on the date (the "Second Closing Date") which is sixty days after the Initial Closing Date in respect of Sites which have uncured Defects or Security Interests as of the Initial Closing Date. The "Initial Closing Date" and the "Second Closing Date" are collectively referred to herein as the "Closing Date".

                  (f) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various deeds, assignments, certificates, instruments and documents referred to in Section 7(a) below; (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7(b) below; (iii) the Sellers will execute, acknowledge (if appropriate), and deliver to the Buyer such instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request (including a deed for each Owned Site with statutory warranties regarding encumbrances created by the relevant Seller); (iv) the Buyer and the Sellers will execute and deliver the Master Tower Space Lease and Site Subleases substantially in the forms annexed hereto; (v) the Buyer will execute, acknowledge (if appropriate), and deliver to the Sellers such instruments of assumption as the Sellers and their counsel reasonably may request; and (vi) the Buyer will deliver to the Sellers the consideration specified in Section 2(d) above.

                  (g) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial, accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit G. The Sellers shall allocate the Purchase Price among the Sellers as directed by Arch Communications Group, Inc.

         3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. The Sellers represent and warrant to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3. The Sellers make no representations or warranties concerning the Acquired Assets or the Arch Towers Business except as set forth in this Section 3.

                  (a) Organization of the Sellers. Each of the Sellers is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation as indicated on the signature pages hereof. Each of the Sellers has full power to carry on its business as now conducted and is qualified to do business as a foreign entity in each jurisdiction where failure to so qualify would have a material adverse affect on the Acquired Assets.

                  (b) Authorization of Transaction. Each of the Sellers has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of each of the Sellers has duly authorized the execution, delivery, and performance of this Agreement by the respective Seller. This Agreement constitutes the valid and legally binding obligation of each of the Sellers, enforceable in accordance with its terms and conditions, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect affecting creditors' rights generally and by legal and equitable limitations on the availability of specific remedies (the "Enforceability Exceptions").

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Sellers is subject or any provision of the charter or bylaws of any of the Sellers or (ii) except as to required notice described in Section 3(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Sellers is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice, would not have a material adverse effect on any of the Acquired Assets or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Except as set forth in Section 3(c) of the Disclosure Schedule, none of the Sellers needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or of any private party in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

                  (d) Brokers' Fees. The Sellers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated. The Sellers have engaged the services of Daniels & Associates, L. P. as an agent of the Sellers in connection with this Agreement, and the Sellers will be solely responsible for any fees or commissions payable to such agent.

                  (e) Financial Information. The financial information set forth in Exhibit H is the only financial information provided by the Sellers to the Buyer in connection with this Agreement. The information in Exhibit H1 under the items entitled "Third Party Rent Revenue" and "Annual Land Lease Expenses" are Sellers' estimates for such items for the twelve month period ending March 31, 1998, based on actual rent revenues from third parties and actual land lease expenses during the month of March, 1998. Exhibit H2 also sets forth actual Third Party Rent Revenue for the Sites for the months of June, 1997 through March, 1998. The information in Exhibit H concerning Arch Rent Revenue correctly reflects the annual rent which Sellers will pay to the Buyer pursuant to the Master Tower Space Lease during the first twelve months after the Closing Date, subject to adjustments permitted under the Master Tower Space Lease. The "Squatters Rent Increase" reflected in Exhibit H1, and expenses of maintenance and utilities, are the Sellers' estimates; the Sellers do not warrant the correctness or reasonableness of such estimates.

                  (f) Events Since March 31, 1998. Since March 31, 1998, there has not been any material adverse change in the financial condition of the Arch Towers Business taken as a whole or any material adverse change in the condition or operation of any tower. Without limiting the generality of the foregoing, since that date none of the Sellers has engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business with respect to the Arch Towers Business except in connection with the sale of the Arch Towers Business.

                  (g) Legal Compliance. Each of the Sellers has complied with all applicable Laws, except where the failure to comply would not have a material adverse effect upon the financial condition of any particular Site. The Sellers have received no notice to the effect that any Site is not in compliance with applicable Laws.

                  (h) Tax Matters. Sellers have filed with the appropriate governmental agencies all tax returns and tax reports pertaining to excise taxes, sales and use taxes, payroll taxes, real property taxes and assessments and tangible and intangible personal property taxes required to be filed by them relating to the Owned Sites, the Leased Sites and towers and operation thereof ("Applicable Taxes"), and all taxes, interest and penalties shown or claimed to be due thereon have been paid. Sellers do not have any liability, contingent or otherwise, for any Applicable Taxes or any interest or penalties thereon except to the extent disclosed in Section 3(i) of the Disclosure Schedule. To the Knowledge of the Sellers, the consummation of the transactions contemplated by this Agreement will not result in any transferee tax liability to Buyer, other than possible sales taxes on sales of personal property included in the Acquired Assets. None of the Sellers has waived any statute of limitations in respect of Applicable Taxes or agreed to any extension of time with respect to an Applicable Tax assessment or deficiency.

                  (i) Property.

                           (i) Sellers do not have any interest in any real
property in connection with the operation of the towers other than as described on Exhibit A and Exhibit B. Each Seller is, or will be, at the time of Closing, in possession of each of its Sites. Each Seller has, or will have at the time of Closing, (A) good, marketable, and fee simple title to its Owned Sites and all the improvements, (B) good and valid leasehold estates or good and valid easements as to its Leased Sites, (C) good and valid easement rights providing all necessary access and utilities to and from the improvements and the Sites to public roads, and (D) good and marketable legal title to all personal property included in the Acquired Assets, in each case, free and clear of all (i) Security Interests except for (i) Security Interests described in the Disclosure Schedule, which will be released and discharged prior to the Closing, (ii) Permitted Encumbrances and (iii) Defects which, if the affected Site is conveyed to the Buyer will be discharged or cured prior to the Closing or will be a matter for which the Buyer is indemnified pursuant to Section 8(g).

                           (ii) No Seller has voluntarily granted any, is not a
party to any agreement providing for, and no Seller has any knowledge of, easements, conditions, reservations, covenants, restrictions, leases, subleases, rights, options or any other matters that would adversely affect the use of any of the towers and the Sites for the same purposes and uses as the towers and Sites have been used by such Seller, except for (i) Security Interests described in Section 3(i) of the Disclosure Schedule, which will be released and discharged prior to the Closing, (ii) Permitted Encumbrances and (iii) Defects which, if the affected Site is conveyed to the Buyer, will be discharged or cured prior to the Closing or will be a matter for which the Buyer is indemnified pursuant to Section 8(g).

                           (iii) To the best of each Seller's knowledge, there
are no improvements planned by any public authority any part of the cost of which might be assessed against such Seller.

                           (iv) To each Seller's knowledge, with respect to its
Sites, there are no (A) applications, ordinances, petitions, resolutions or other matters pending before any governmental agency having jurisdiction to act on zoning changes that would prohibit or make nonconforming the use of any of the Sites for the operation of the towers; or (B) pending or threatened condemnation or eminent domain proceedings, or proposed sale in lieu thereof.

                           (v) To each Seller's knowledge (except as reported by
the Buyer), the improvements, including the towers, are in good condition and repair, ordinary wear and tear excepted, and do not have any structural or material defects except as described on Section 3(j) of the Disclosure Schedule.

                           (vi) Exhibit A lists all of the Leased Sites, and
identifies the lease date and the lessor thereunder and the current monthly rental paid by Sellers. To the extent that written leases, management agreements or easements exist and are in the Sellers' possession, the Sellers have delivered to the Buyer correct and complete copies thereof. The Sellers do not possess written documents for all of Leased Sites, and the leases, management agreements or easements for some locations have expired, as indicated in Exhibit A; provided, however, the Sellers will use their commercially reasonable best efforts to remove these Defects prior to Closing. To the Knowledge of the Sellers, there are no disputes with the lessor or sublessor of any of the leases, management agreements or easements listed on Exhibit A except as described in Section 3(i) of the Disclosure Schedule or where such dispute would not have a material adverse effect on the financial condition of any particular tower; provided however, the Sellers will use their commercially reasonable best efforts to remove these Defects prior to Closing. Each lease or sublease listed on Exhibit A which is written and has not expired by its terms (as indicated on Exhibit A) is valid and in full force and effect, unless otherwise noted in
Section 3(i) of the Disclosure Schedule. Any lease or sublease listed on Exhibit A which is not written and in full force and effect on the Closing Date will be considered to have a Defect, and may be dealt with as provided in Section 2(d)(iii). Except as described on 3(i) of the Disclosure Schedule, the leases are freely assignable to the Buyer without the consent of any landlord, tenant or third party and there are no defaults on the part of Sellers or, to the Knowledge of the Sellers, their landlords.

                  (j) Intellectual Property. None of the Sellers owns or has an interest in any patent or registration or any pending patent application or application for registration related to the Acquired Assets or the Arch Towers Business.

                  (k) Governmental Authorizations. To the knowledge of the Sellers, there are no licenses or other governmental authorizations required for the operation of the Acquired Assets which the Sellers do not hold; Sellers are in compliance therewith; and such licenses and governmental authorizations are in full force and effect. To the extent required by regulations of the FCC, the towers owned by the Sellers on the Sites are registered with the FCC. The towers are in compliance with all applicable FAA and FCC rules and regulations.

                  (l) Tenant Leases and Other Contracts. Exhibit H3 lists all tower space leases, tower license agreements and similar agreements (and the rental and security deposits relating thereto) pursuant to which the Sellers have leased space on any of the communications towers included in the Acquired Assets to third parties (each a "Tower Space Lease"). In addition, except as set forth in Section 3(l) of the Disclosure Schedule, there are no other tower space leases, licenses or similar occupancy agreements to which any Seller is a party related to the operation of the Arch Towers Business. To the extent that written documents constituting Tower Space Leases exist and are in the Sellers' possession, the Sellers have delivered to the Buyer a correct and complete copy of each such document (as amended to date) listed in Exhibit H3. Each Tower Space Lease listed in Exhibit H3 which has not expired by its terms is valid and in full force and effect and there are no material defaults pending caused by the Sellers or their tenants (other than late payment defaults by such tenants the aggregate amount of which as of March, 1998 is set forth in Exhibit H3. The Sellers do not possess written documents for all the Tower Space Leases listed in Exhibit H3, and some of the written documents so listed have expired. One of the Sellers is the sole owner of the landlord's or licensor's interest in the Tower Space Leases, and the Sellers' interest in the Tower Space Leases, are fully assignable to the Buyer without the consent or approval of any landlord, tenant or other third party. As of the Closing Date, no rents due under, or other interest in, any of the Tower Space Leases will have been assigned to any other party other than the Buyer or otherwise pledged or encumbered in any way. Except as set forth in Exhibit H3, the Sellers have not received any notice from any tenant or licensee under a Tower Space Lease of any impending cancellation or breach of its Tower Space Lease or of any termination of its Tower Space Lease in advance of the scheduled expiration date. Exhibit H3 and Section 3(l) of the Disclosure Schedule will be updated as of a date within 15 days prior to the Closing Date.

                  (m) Litigation. None of the Sellers (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation affects the Arch Towers Business or the Acquired Assets.

                  (n) Environmental, Health, and Safety Matters.

                           (i) To the Knowledge of the Sellers, the Sellers are
in compliance with Environmental, Health, and Safety Requirements.

                           (ii) The Sellers have not received any written
notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Sellers or their facilities included in the Acquired Assets arising under Environmental, Health, and Safety Requirements.

                           (iii) The Sellers are not aware of any underground
storage tanks on any of the land included in the Acquired Assets except as described in Section 3(n) of the Disclosure Schedule. To the extent Sellers own any underground storage tanks, Sellers are in compliance with all laws, rules and regulations relating thereto.

                           (iv) This Section 3(n) contains the sole and
exclusive representations and warranties of the Sellers with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health, and Safety Requirements.

                  (o) Certain Business Relationships with Sellers. After the Closing, the sole contractual relationships between the Sellers and the Buyer with respect to the Acquired Assets will be this Agreement, the Master Tower Space Lease, the Site Subleases and the Site Leases.

                  (p) Sufficiency of Assets. The Acquired Assets include all Site-related equipment and real property rights used by the Sellers to operate the Arch Towers Business, except for any generators that are specifically excluded from the definition of "Acquired Assets" which would be necessary for the operations of the Arch Towers Business. The Acquired Assets do not, however, include any personnel, computers, technical expertise, vehicles, maintenance and repair equipment or other non-Site-specific assets required to operate the Arch Towers Business.

                  (q) No Condemnation. To the knowledge of the Sellers none of the Owned Sites is the subject of any pending or proposed condemnation proceedings by any public authority. The Sellers have not received any notice from the owner of any Leased Site to the effect that such Site is the subject of any pending or proposed condemnation proceedings by any public authority.

                  (r) Contracts. Section 3(r) of the Disclosure Schedule constitutes a complete and accurate list of all material contracts (other than (i) leases or other agreements pursuant to which the Sellers hold real property included in the Acquired Assets and (ii) Tower Space Leases) (the "Contracts") relating to the Acquired Assets or the operation of the Sites to which Seller is a party or by which it is bound. The Contracts are in full force and effect. Except as set forth in Section 3(r) of the Disclosure Schedule, there has been no material default by the Sellers or, to the Sellers' knowledge, by the other party, and no event has occurred or failed to occur which with the giving of notice, the passage of time, or both, would constitute a material default by the Sellers, or, to the best of their knowledge, by the other party, under any of the Contracts. Except as set forth in Section 3(l) of the Disclosure Schedule, to the Sellers' knowledge, none of the Contracts is subject to any impending cancellation or breach that will result in a substantial loss or otherwise materially and adversely affect the Sites or the Acquired Assets.

                  (s) Disclaimer of other Representations and Warranties. Except as expressly set forth in this Section 3, the Sellers make no representation or warranty, express or implied, at law or in equity, in respect of any of their assets (including, without limitation, the Acquired Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. The Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 3, the Buyer is purchasing the Acquired Assets on an "as-is, where-is" basis. Without limiting the generality of the foregoing, the Sellers make no representation or warranty regarding any assets other than the Acquired Assets, and none shall be implied at law or in equity.

                  (t) Information Concerning the Redding, California Site. Information provided by the Sellers in respect of the Redding, California Site is based on information provided to the Sellers by the current owners of the Site. The Sellers do not represent or warrant the correctness of such information. The Sellers will represent and warrant such information at the Closing.

         4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Sellers that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

                  (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except as such enforcement may be limited by the Enforceability Exceptions.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, except pursuant to the Hart-Scott-Rodino Act, in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

                  (d) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

         5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                  (a) General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

                  (b) Notices and Consents.

                           (i) The Sellers will give any notices to third
parties reasonably requested by the Buyer; without limiting the generality of the foregoing, the Sellers will use their commercially reasonable best efforts (including the expenditure of up to $100 per Site) to obtain any third party consents and estoppel certificates from each lessor of a Leased Site (other than Leased Sites held pursuant to a recorded easement).

                           (ii) Each of the Parties will give any notices to,
make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. The Buyer and the Sellers will use their commercially reasonable best efforts to file the Notification and Report Form within fifteen business days after the date of this Agreement.

                  (c) Operation of Business. The Sellers will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. The Sellers will use their commercially reasonable efforts, consistent with past practice, to maintain and preserve the Arch Towers Business.

                  (d) Full Access. The Sellers will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Sellers, or Sellers' activities undertaken to perform their obligations under this Agreement, to all premises, properties, personnel, books, records (including tax records), contracts, surveys, title reports and environmental and engineering reports, and documents of or pertaining to that portion of the Arch Towers Business owned by each of the Sellers. The Buyer will keep confidential and hold as such any Confidential Information it receives from any of the Sellers in the course of the reviews contemplated by this Section 5(d) or otherwise, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Sellers all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

                  (e) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development, including a breach of any of its own representations and warranties in Section 3 and
Section 4 above. No disclosure by any Party pursuant to this Section 5(e), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

                  (f) Exclusivity. The Sellers will not solicit, initiate, accept, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any, all or substantially all of the Acquired Assets (including any acquisition structured as a merger, consolidation, or share exchange) or disclose any nonpublic information regarding any of the Acquired Assets.


                  (g) Title; Surveys; Correction of Defects.

                           (i) The Buyer shall use its commercially reasonable
best efforts to order all title and surveys within 10 business days of the date hereof. The Buyer shall use its commercially reasonable best efforts to order all environmental assessments within 15 business days of the date hereof. The Buyer will provide to the Sellers copies of all letters requesting titles, surveys, environmental assessments and zoning compliance letters as such request letters are issued.

                           (ii) If the Buyer believes a Site has a Defect which
makes the Site subject to Section 2(d)(iii), it shall notify the Sellers within five business days after discovering the Defect. (The Buyer hereby notifies the Sellers that the items disclosed in Exhibit A, B and C and Section 3(i) of the Disclosure Schedule which constitute Defects are subject to Section 2(d)(iii).).

                           (iii) Sellers shall use their commercially reasonable
best efforts to correct all Defects, whether or not such Defect is shown on Exhibits A, B and C or the Disclosure Schedule, prior to the Initial Closing Date or, if unable to do so by the Initial Closing Date, by the Second Closing Date. The Sellers shall, if the circumstances require, expend up to $5,000 per Site to cure or correct Defects if it is reasonably expected that such amount will cure the Defect applicable to such Site to the reasonable satisfaction of the Buyer. The Sellers may, but shall not be required hereby to, expend more than $5,000 to cure Defects at any Site.

                           (iv)  The Sellers shall promptly notify the Buyer in
writing of each Defect which the Sellers believe has been cured, and the Buyer shall promptly notify the Sellers if it agrees that a Defect has been cured to its satisfaction. The Buyer and the Sellers shall work cooperatively to coordinate the Defect notification and cure process so that cures sought by the Sellers will be acceptable to the Buyer if effected.

                           (v)   Not less than five business days prior to the
Initial Closing Date the Buyer and the Sellers shall compile lists of Sites for which no Defects exist, and Sites for which Defects continue to exist, and shall identify such Sites with uncured Defects (if any) which the Buyer elects to accept notwithstanding the Defect, such of those Sites which the Buyer has elected to accept for which the Sellers will indemnify the Buyer pursuant to
Section 8(g), such of those Sites which the Buyer has elected to accept for which the Sellers will not indemnify the Buyer pursuant to Section 8(b), and (of the latter group) any Sites which the Buyer will nonetheless purchase on the Initial Closing Date.

                           (vi)  Any Defect Sites not acquired by the Buyer on
the Initial Closing Date shall be subject to the same notification/cure/acceptance/rejection procedures described in clause (v) prior to the Second Closing Date.

                           (vii) The Sellers shall use their commercially
reasonable best efforts (but without the requirement of expending in excess of $100 per Site) to obtain a nondisturbance agreement with each landlord of the Sites listed on Exhibit F-1 or to obtain a direct lease between the landlord and the Buyer for the tower and transmitter space at each such Site.

                  (h) If Sites representing Annualized Operating Cash Flow in excess of 10% of the Annualized Operating Cash Flow of all the Sites have uncured Defects and the Buyer has elected not to acquire such Sites (or, if the Buyer has elected to acquire such Sites, the Sellers have declined to indemnify the Buyer pursuant to Section 8(g) and the Buyer has therefore elected not to acquire such Site) as of the date which is five business days prior to the Initial Closing Date, either Party may terminate this Agreement in accordance with Section 9.

                  (i) The Sellers will use their reasonable best efforts, and cooperate with the Buyer, to obtain extensions or new leases with respect to Leased Sites for which current leases expire in calendar 1999.

         6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

                  (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Sellers will cooperate with the Buyer, at the Buyer's sole expense, to the extent the Buyer needs assistance with or access to the Sellers' accountants and books and records in preparing, verifying, auditing, reviewing or certifying financial information.

                  (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Sellers, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below). This provision shall not require the Buyer's participation in litigation between the Sellers and any person which had previously agreed to purchase the Acquired Assets.

                  (c) Transition. The Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, lessee, licensee, customer, supplier, or other business associate of any of the Sellers from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Sellers prior to the Closing.

                  (d) Repurchase Options. Sellers shall have the option to repurchase portions of the Acquired Assets in forty quarterly segments commencing on June 30, 1998 and continuing on each September 30 1, December 31, March 31 and June 30 thereafter. The portion of the Acquired Assets which is subject to such purchase option on each of the forty dates (each an "option block") is described in Exhibit I. Exhibit I also sets forth the portion of the Purchase Price allocable to each such portion of the Acquired Assets. The option price for each option block is equal to the operating cash flow (determined by multiplying the Sites' cash flow for the month most recently ended as of the exercise date by 12) for the Sites included in the option block multiplied by 28; provided, that in no event shall the option price be less than $250,000 for any one Site. This option may not be assigned by the Sellers other than to persons controlling, controlled by or under common control with the Sellers. The Sellers may exercise an option by, and only by, delivering written notice of exercise of such option no later than the exercise date. The Sellers may elect at any time, or from time to time, to terminate the exercisability of one or more of the quarterly option segments. If the Sellers fail to exercise a quarterly option on an exercise date, the option with respect to the next option group on Exhibit I shall lapse and shall no longer be exercisable. The purchase price under each option shall be paid in cash. If an option is exercised, the terms of sale shall include no representations or warranties by the Buyer except the absence of Security Interests with respect to the assets purchased.

         7. CONDITIONS TO OBLIGATION TO CLOSE.

                  (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties of the Sellers
set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) the Sellers shall have performed and complied
with all of their covenants hereunder in all material respects through the Closing;

                           (iii) there shall not be any injunction, judgment,
order, decree or ruling in effect preventing consummation of any of the transactions contemplated by this Agreement or materially adversely affecting any Site or Tower (provided, that if any such injunction, judgment, order, decree or ruling should be in effect, the Site or Sites to which it applies would not be transferred to the Buyer at the Initial Closing but would be transferred at the Second Closing (provided the injunction, judgment, order, decree or ruling had then been vacated) with a net reduction in the Base Purchase Price as provided in Section 2(d)(iii) at the Initial Closing, and the Closing would be held as to the remainder of the Acquired Assets);

                           (iv) the Sellers shall have delivered to the Buyer a
certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iii) is satisfied in all respects;

                           (v) all applicable waiting periods (and any
extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated, and the Sellers and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies and private parties identified in Section 3(c) of the Disclosure Schedule; provided that with respect to any Leased Site the terms of the lease for which require the consent of the landlord or other contract party, if such landlord or other contract party shall not have consented to the transactions contemplated hereby, if the Buyer so elects, the Buyer may elect not to purchase such Site at the Initial Closing, and the purchase of such Site shall be postponed to the Second Closing as provided in Section 2(d)(iii) unless the Buyer elects to include such Site, subject to the Sellers' agreement to indemnify the Buyer in respect of any cost, damage or expense arising from the failure to obtain such consent as provided in Section 8(g); and further provided that if the Buyer has received estoppel certificates (including estoppels which are part of consents) from landlords of Leased Sites representing 90% of the Adjusted Operating Cash Flow of all Leased Sites, the Buyer shall not require estoppel certificates as a closing condition for the remaining 10% of the Leased Sites.

                           (vi) The Buyer shall have received from Lawyer's
Title Insurance Corporation (the "Title Company") (and be reasonably satisfied with) a commitment to issue an ALTA Owner's Policy of Title Insurance (Form B, amended 10-17-70) for the Owned Sites and a commitment to issue a Leasehold Owner's Policy of Title Insurance for certain of the Leased Sites, both in forms acceptable to the Buyer, dated no earlier than the date of this Agreement, naming the Buyer as the proposed insured in an amount equal to the fair market value of each Site and reflecting the results of a special tax search with respect to each of the Owned Sites. The title commitment(s) shall (i) set forth a state of title to each of the Sites, together with all exceptions or conditions to such title, including, but not limited to, all easements, restrictions, rights-of-way, covenants, reservations, and other encumbrances affecting each of the Sites and (ii) contain the express commitment of the Title Company to issue the Owner's and Leasehold Policies of Title Insurance without the standard customary printed exceptions of such policies with respect to survey, parties in possession (except tenants of the Sellers) and mechanics' liens, specifically stating any condition or requirement to affect the removal thereof from such policy, if issued, (iii) include any endorsements or affirmative insurance the Buyer may have reasonably required as of the date the Title Commitment is issued by the Title Company, and (iv) have attached true, correct and legible copies of each instrument referred to in the Title Commitment as conditions or exceptions to title to the Sites;

                           (vii) The Title Company shall be in the position to
issue an ALTA Owner's Policy of Title Insurance (Form B Amended 10-17-70) as to the Owned Sites and a Leasehold Owner's Policy of Title Insurance as to the Leased Sites. The Title Policies shall be issued in the amount of the fair market value of the Buyer's interest in the covered sites, shall insure marketable fee simple, indefeasible title to the Owned Sites to be in the Buyer, subject only to the Permitted Encumbrances, and such Defects as have been expressly approved by the Buyer and shall insure a good leasehold estate to the Leased Sites to be in the Buyer, subject only to Permitted Exceptions and such Defects as have been expressly approved by the Buyer. The Buyer shall have the right to require such endorsements to the Title Policies for the Owned Sites as the Buyer reasonably deems necessary or appropriate, including, but not limited to, zoning, survey, contiguity and access, as well as such affirmative insurance as the Buyer or the Buyer's counsel may reasonably require;

                           (viii) The Buyer shall have obtained and approved a
survey of each Site by a registered surveyor reasonably satisfactory to the Buyer. The Seller shall cooperate with the Buyer and the surveyor in coordinating such survey. The survey shall be certified as of a date no earlier than December 1, 1997, and should be prepared in accordance with the "minimum standard detail requirements for ALTA/ACSM Land Title Surveys" as revised through 1992 for an Urban survey, including any Table A optional survey items which the Buyer may select, or in accordance with such lesser standards that the Buyer may approve. The surveyor's certification shall run to the Buyer, the Seller and the Title Company, as well as any lender to the Buyer that the Buyer may designate.

                           (ix) any title examinations and surveys of the Sites
conducted by the Buyer shall not have shown any liens, encumbrances, encroachments, lack of access or other matters which would have a material adverse effect on the use of such Site as a communications tower facility (provided, that if any such title examination or survey reveals a condition which constitutes a Defect and is unsatisfactory to the Buyer, the Buyer may elect not to purchase such Site at the Initial Closing and to purchase such Site at the Second Closing (provided such Defect shall then have been cured) as provided in Section 2(d)(iii) unless the Buyer elects to include such Site, subject to the Sellers' agreement to indemnify the Buyer in respect of any cost, damage or expense arising from such matters as provided in Section 8(g);

                           (x) Arch Communications Enterprises, Inc. shall have
entered into the Master Tower Space Lease substantially in the form attached hereto as Exhibit D, and the same shall be in full force and effect and all of the Sellers shall have guaranteed the obligations of Arch Communications Enterprises, Inc. thereunder;

                           (xi) the relevant Sellers shall have entered Site
Leases for Iota, Louisiana, Forest Avenue, Portland, Maine and Hebron, Maine substantially in the form of Exhibit E;

                           (xii) the landlords of the Sites listed in Exhibit
F-1 shall have entered into direct leases with Buyer for the tower and transmitter space for the Sites listed in Exhibit F-1 or shall have entered nondisturbance agreements with the Buyer, or shall have entered into the Site Subleases substantially in the form of Exhibit F hereto, and the same shall be in full force and effect (provided that if the lessor of any of the Sites subject to the Site Subleases refuses to enter a direct lease or to enter a nondisturbance agreement with the Buyer and refuses to consent to the Site Sublease, the Buyer may elect not to purchase such Site at the Initial Closing and to purchase such Site at the Second Closing (provided such landlord shall by that date have entered a direct lease, executed a nondisturbance agreement or consented to a Site Sublease) as provided in Section 2(d)(iii) unless the Buyer elects to include such Site, subject to the Sellers' agreement to indemnify the Buyer in respect of any cost, damage or expenses arising from the failure to obtain such consent as provided in Section 8(g);

                           (xiii) the Buyer shall not have determined that any
of the Seller's representations or warranties are untrue or incorrect in any material respect;

                           (xiv) there shall have occurred no material adverse
change in the Acquired Assets, taken as a whole, the Sellers' tower leasing business or the business, prospects or financial results of the Sellers since March 31, 1998 or in the business, prospects or financial results of Arch Communications Group, Inc., taken as a whole, since December 31, 1997;

                           (xv) the Buyer shall not be dissatisfied, in its
reasonable discretion, with the results of environmental assessments which discover a Defect with respect to any Site for which it has chosen to conduct an assessment (provided that if the Buyer notifies the Seller that it is dissatisfied with the results of any such assessment, the Buyer may elect to exclude such Site from the transaction pursuant to Section 2(d)(iii) or elect to include the Site in the transaction subject to the Sellers' agreement to indemnify the Buyer in respect of any cost, damage or expense arising from such matter as provided in Section 8(g);

                           (xvi) the Buyer shall have received from counsel to
the Sellers an opinion substantially in the form and substance as set forth in Exhibit J attached hereto, addressed to the Buyer, and dated as of the Closing Date;

                           (xvii) all actions to be taken by the Sellers in
connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

                           (xviii) Each Seller shall deliver to the Buyer good
standing certificates or certificates of continued existence, dated as of a date within 30 days of the Closing Date, from the state of incorporation of such Seller and from each state in which such Seller is qualified to do business;

                           (xix) The Sellers and the Buyer shall have executed
and delivered to the Buyer a cooperation and noncompetition agreement (the "Noncompetition Agreement") substantially in the form of the agreement outline attached hereto as Exhibit K and made a part hereof.

                           (xx) The Sellers shall deliver such other customary
closing certificates and documents as the Buyer may reasonably request.


                           (xxi) The Sellers shall have entered into an
agreement with the Buyer pursuant to which the Seller shall have agreed to provide paging and similar communications services to the lessor under each lease, management agreement or easement which requires such services as partial or full consideration for the remainder of the term of each such agreement and all extensions thereof provided for in existing agreements, but in no event longer than ten years after the Closing Date.

         The Buyer may waive any condition specified in this Section 7(a) if it executes a written instrument so stating at or prior to the Closing.

                  (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in
Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) the Buyer shall have performed and complied with
all of its covenants hereunder in all material respects through the Closing;

                           (iii) there shall not be any injunction, judgment,
order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                           (iv) the Buyer shall have delivered to the Sellers a
certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                           (v) all applicable waiting periods (and any
extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Sellers and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies and private parties identified in Section 4(c) of the Disclosure Schedule;

                           (vi) the Buyer shall have entered into the Master
Tower Space Lease, the Sites Leases and the Site Subleases (to the extent landlords thereunder have not executed direct lease with the Buyer) substantially in the form of Exhibits D, E and F, respectively, and the same shall be in full force and effect;

                           (vii) the Sellers shall have received from the
Buyer's counsel an opinion substantially in the form as set forth in Exhibit L attached hereto, addressed to the Sellers, and dated as of the Closing Date; and

                           (viii) all actions to be taken by the Buyer in
connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

         The Sellers may waive any condition specified in this Section 7(b) if it executes a written instrument so stating at or prior to the Closing.

         8. INDEMNIFICATION.

                  (a) Survival of Representations and Warranties. All of the representations and warranties of the Sellers and the Buyer contained in
Section 3 and Section 4 of this Agreement shall survive the Closing and continue in full force and effect for a period of twelve months, except (i) in the case of representations and warranties pertaining to authority and taxes, and the Sellers' representation that personal property included in the Acquired Assets is free of Security Interests, which shall survive indefinitely and (ii) the Sellers' representations and warranties as to title to the real property at the Owned Sites, which shall terminate at the Closing.

                  (b) Indemnification Provisions for Benefit of the Buyer.

                           (i) In the event the Sellers breach any of their
representations, warranties, and covenants contained in this Agreement, and, provided that the Buyer makes a written claim for indemnification against the Sellers pursuant to Section 10(g) below with respect to Sellers' representations and warranties within the survival period pursuant to Section 8(a) above, then the Sellers jointly and severally agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer shall suffer through and after the date of the claim for indemnification caused by the breach; provided, however, that the Sellers shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences caused by the breach of any representation or warranty of the Sellers: (A) until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a deductible in the amount of $100,000 in the aggregate (after which point the Sellers will be obligated only to indemnify the Buyer from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences the Buyer has suffered by reason of all such breaches exceeds $5,000,000 in the aggregate (after which point the Sellers will have no obligation to indemnify the Buyer from and against further such Adverse Consequences).

                           (ii) The Sellers agree jointly and severally to
indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer shall suffer caused proximately by any liability of the Sellers which is not an Assumed Liability (including any liability of the Sellers that becomes a liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law) or by Sellers' ownership or operation of any of the Acquired Assets on or prior to the Closing Date.

                  (c) Indemnification Provisions for Benefit of the Sellers.

                           (i) In the event the Buyer breaches any of its
representations, warranties, and covenants contained in this Agreement, and provided that, with respect to representations and warranties, the Sellers make a written claim for indemnification against the Buyer pursuant to 10(g) below within the survival period set forth in Section 8(a) above, the Buyer agrees to indemnify the Sellers from and against the entirety of any Adverse Consequences the Sellers shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the Sellers shall suffer after the end of any applicable statute of limitations).

                           (ii) The Buyer agrees to indemnify the Sellers from
and against the entirety of any Adverse Consequences the Sellers shall suffer caused by any liability of the Sellers which is an Assumed Liability.

                  (d) Matters Involving Third Parties.

                           (i) If any third party shall notify any Party (the
"Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within ten business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that any failure to give timely notice shall limit a party's right to indemnification only to the extent of any prejudice caused by such delay.

                           (ii) The Indemnifying Party will have the right at
any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

                           (iii) Unless and until the Indemnifying Party assumes
the defense of the Third Party Claim as provided in Section 8(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                           (iv) In no event will the Indemnified Party consent
to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

                  (e) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax benefits and insurance coverage and take into account the time cost of money (using 10% as the discount rate) in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

                  (f) Exclusive Remedy. The Buyer and the Sellers acknowledge and agree that after the Closing Date the foregoing indemnification provisions in this Section 8 shall be the exclusive remedy of the Buyer and the Sellers with respect to the Arch Tower Business, the Acquired Assets, and the transactions contemplated by this Agreement; provided, however, that the Buyer has the right as provided in this Agreement to cause the Sellers to reacquire certain Sites as provided in Section 2(d)(iii) above; and further provided this clause shall not operate to exclude other rights the Buyer may have in respect of the Sellers' breach of Section 3(n).

                  (g) Indemnification with Respect to Certain Matters.

                           (i) To the extent the Buyer notifies the Seller in
writing prior to the Closing it wishes to avail itself of the provisions of
Section 2(d)(iii)(b) in respect of matters described in clause (ii) hereof, and the Sellers elect to indemnify the Buyer in respect of such matters and therefore an affected Site is included in the transaction, the provisions of this Section 8(g) shall apply.

                           (ii) Matters covered by this Section 8(g) are
Security Interests and Defects existing as of the Closing Date and conditions to closing with respect to any Site which have not been satisfied as of the Closing Date.

                           (iii) If the Sellers elect not to indemnify the Buyer
as to Defects or Security Interests in respect of a Site, the Base Purchase Price shall be adjusted as provided in Section 2(d)(iii).

                           (iv) With respect to any matter for which the Sellers
have elected in writing to indemnify the Buyer pursuant to this Section 8(g), the Sellers shall jointly and severally indemnify the Buyer and hold the Buyer harmless from and against any cost, liability, damage or expense related to the indemnified matter, provided that:

                                    (A) the Buyer promptly notifies the Seller
in respect of any third party claims related to such matter as provided in
Section 8(d),

                                    (B) the Sellers' obligation to indemnify the
Buyer shall be without regard to the $100,000 "deductible" and the $5,000,000 maximum amount set forth in Section 8(b),

                                    (C) the maximum amount of the Sellers'
indemnification obligation with respect to each Site shall be equal to the sum of:

                                            (i) the greater of (x) the
Annualized Operating Cash Flow of such Site, as set forth on Exhibit H1, multiplied by 11.8, or (y) $100,000, which amount shall decline by 20% for each year, or portion thereof (pro rated as to such percentage for any portion of a partial year), that has passed between the Closing Date and the date of any claim under this Section 8(g), plus

                                            (ii) the net book value of all of
the Buyer's improvements to such Site, provided that the maximum indemnification amount under this clause (ii) for any Site shall be $300,000.

                                    If the Sellers pay the Buyer as
indemnification under this Section 8(g) in respect of any Site an amount equal to the greater of (i) the Adjusted Operating Cash Flow of the Site multiplied by
11.8 or (ii) $100,000, plus the net book value of all the Buyer's improvements to the Site, the Buyer shall reconvey such Site to the Sellers for no additional consideration.

                                    (D) the Buyer shall have given written
notice to the Sellers of such claim on or before the fifth anniversary of the Closing Date.

         9. TERMINATION.

                  (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                           (i) the Buyer and the Sellers may terminate this
Agreement by mutual written consent at any time prior to the Closing;

                           (ii) the Buyer may terminate this Agreement by giving
written notice to the Sellers at any time prior to the Closing (A) in the event the Sellers have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach, (B) if the Closing shall not have occurred on or before June 30, 1998, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement) or (C) in accordance with Section 5(g); and

                           (iii) the Sellers may terminate this Agreement by
giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers have notified the Buyer of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach, (B) if the Closing shall not have occurred on or before June 30, 1998, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement), or (C) in accordance with Section 5(g).

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(d) above shall survive termination.

         10. MISCELLANEOUS.

                  (a) Press Releases and Public Announcements. During the term of this Agreement, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party (which shall not be unreasonably withheld or delayed); provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure). The parties will cooperate in developing a description of the transactions contemplated hereby for purposes of any public announcement related to the signing of this Agreement or the closing of the transactions contemplated hereby.

                  (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Notwithstanding the foregoing, (i) the Buyer may
(a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder, and (ii) the Sellers may assign their rights and obligations hereunder to any entity or entities into which they are merged or to which all or substantially all of their assets are transferred, provided that any such transferee or assignee shall be a wholly-owned direct or indirect subsidiary of Arch Communications Group, Inc. Notwithstanding any assignment permitted hereunder, the original parties hereto shall remain responsible for the performance of all their respective obligations hereunder.

                  (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

              If to the Sellers:
                  Arch Communications Group, Inc.
                  1800 West Park Drive, Suite 250
                  Westborough, Massachusetts  01581
                  Attn:  Robert B. Alperin, Vice President-Corporate Development
                  Telecopier: (508) 870-6021

              Copy to:
                  Garry B. Watzke, Esq.
                  745 Atlantic Avenue, 10th Floor
                  Boston, Massachusetts  02111-2735
                  Telecopier: (617) 350-7881

              If to the Buyer:
                  OmniAmerica, Inc.
                  Two Summit Park Drive, Suite 105
                  Cleveland, Ohio  44131
                  Attn:  F. Howard Mandel, Vice President and General Counsel
                  Telecopier: (216) 447-4450

              Copy to:
                  Diane S. Leung, Esq.
                  Thompson Hine & Flory
                  3900 Key Center
                  Cleveland, Ohio  44114
                  Telecopier: (216) 556-5800

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                  (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

                  (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (j) Action by Sellers. Any right, action or notice which may be taken exercised or given by the Sellers hereunder may be taken on behalf of all the Sellers by Arch Communications Enterprises ("ACE"). Each of the Sellers hereby appoints ACE as its agent to take any action for and on behalf of such Seller necessary or appropriate to carry out the transactions contemplated by this Agreement.

                  (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (l) Expenses. Each of the Sellers and the Buyer will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers shall bear one-half, and the Buyer shall bear one-half, of the expenses of filing a Notification and Report Form under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice; provided, that if either party shall default in its obligations hereunder, the other party's damages shall include the portion of such expenses paid by the non-defaulting party. The Buyer and the Sellers shall bear equally the costs of recording fees, filing fees, deed stamps, realty transfer taxes and similar real estate transfer costs. The Buyer shall be responsible for any sales taxes arising under state law in respect of the transactions contemplated by this Agreement.

                  (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

                  (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (o) Bulk Transfer Laws. The Buyer acknowledges that the Sellers will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

                  (p) Destruction of Assets. In the event of loss or damage to any Site or tower in an amount greater than $5,000 between the date hereof and the Closing Date, the Sellers shall promptly notify the Buyer thereof and use their commercially reasonable best efforts to repair, replace or restore the lost or damaged property to its former condition as soon as possible. If such repair, replacement or restoration has not been completed prior to the Closing Date, the Parties shall consummate the transaction in respect of the damaged Site at the Initial Closing (unless a Defect shall exist as to such Site) and the Base Purchase Price shall be decreased by the amount of the loss or damage less amounts expended by the Sellers prior to the Closing on such repair, replacement or restoration (or, if the Sellers have not undertaken any repair, the adjustment to the Base Purchase Price shall be equal to the estimated cost of repair, as determined by a reasonable third-party estimate obtained by the Sellers).

                  (q) Specific Performance. The Parties acknowledge that the towers and the Acquired Assets are of a unique and extraordinary character and that money damages would not be a sufficient remedy for a breach by any Party of its obligations under this Agreement; therefore, in addition to any other rights or remedies a nondefaulting Party may have, the nondefaulting Party shall be entitled to the remedies of specific performance or injunctive relief in connection with a breach of a Party's obligations contained in this Agreement.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.


BUYER:
OmniAmerica, Inc.



By: /s/ F. HOWARD MANDEL
    ------------------------------------
        F. Howard Mandel, Vice President
        and Assistant Secretary


SELLERS:

The Westlink Company,                 Q Media Company-Paging, Inc.
a Delaware corporation                a Kansas corporation



By: /s/ ROBERT B. ALPERIN             By: /s/ ROBERT B. ALPERIN
   ---------------------------------     ----------------------------------
Title: V.P BUSINESS DEVELOPMENT       Title:  V.P. BUSINESS DEVELOPMENT
      ------------------------------        -------------------------------


USA Mobile Communications, Inc. II,   Arch Communications Enterprises, Inc.,
a Delaware corporation                a Delaware corporation



By: /s/ ROBERT B. ALPERIN             By: /s/ ROBERT B. ALPERIN
   ---------------------------------     ----------------------------------
Title: V.P BUSINESS DEVELOPMENT       Title:  V.P. BUSINESS DEVELOPMENT
      ------------------------------        -------------------------------


Arch Capitol District, Inc.,          Arch Michigan, Inc.
a New York corporation                a Delaware corporation


BBy: /s/ ROBERT B. ALPERIN             By: /s/ ROBERT B. ALPERIN
   ---------------------------------     ----------------------------------
Title: V.P BUSINESS DEVELOPMENT       Title:  V.P. BUSINESS DEVELOPMENT
      ------------------------------        -------------------------------

Arch Southeast Communications, Inc.,  Professional Communications, Inc.
a Delaware corporation                a Pennsylvania corporation



By:  /s/ ROBERT B. ALPERIN            By: /s/ ROBERT B. ALPERIN
   ---------------------------------     ----------------------------------
Title: V.P BUSINESS DEVELOPMENT       Title:  V.P. BUSINESS DEVELOPMENT
      ------------------------------        -------------------------------


The Beeper Company of America, Inc.   Answer Iowa, Inc.
a Colorado corporation                an Iowa corporation



By:  /s/ ROBERT B. ALPERIN            By: /s/ ROBERT B. ALPERIN
   ---------------------------------     ----------------------------------
Title: V.P BUSINESS DEVELOPMENT       Title:  V.P. BUSINESS DEVELOPMENT
      ------------------------------        -------------------------------

Arch Connecticut Valley, Inc.,        Q Media Paging-Alabama, Inc.
a Massachusetts corporation           a Delaware corporation



By: /s/ ROBERT B. ALPERIN             By: /s/ ROBERT B. ALPERIN
   ---------------------------------     ----------------------------------
Title: V.P BUSINESS DEVELOPMENT       Title:  V.P. BUSINESS DEVELOPMENT
      ------------------------------        -------------------------------


The obligations of the Sellers under this Agreement are fully guaranteed by Arch Communications Group, Inc., including the prompt payment of all amounts that may be owing pursuant to Section 8.

                                      Arch Communications Group, Inc.



                                      By:   /s/ ROBERT B. ALPERIN
                                           ----------------------------------
                                      Title: V.P. BUSINESS DEVELOPMENT
                                            ---------------------------------